Exhibit 10.38

Employee ID: *Redacted* EMPLOYEE NAME: Donna Corley
Exhibit B
CONFIDENTIAL SECOND SEPARATION AGREEMENT AND GENERAL RELEASE
Freddie Mac is offering you valuable consideration in exchange for your agreement to be bound by the terms of this Second Separation Agreement and General Release (“Second Release”). Please be advised that, subject to applicable law, by signing this Second Release, you will be releasing Freddie Mac of all legal claims you have, regardless of whether you currently are aware of them. Therefore, Freddie Mac advises you to consult with an attorney before you sign this document.
A. Obligations and Restrictions Imposed upon You by this Second Agreement
By signing below, you agree to be bound legally to the following terms:
1. Full Release. You, for yourself, your heirs, executors, administrators and assigns, hereby release and forever discharge Freddie Mac and its successors, assigns, divisions, affiliates, parents, subsidiaries, directors, officers, shareholders, partners, heirs, and executors (collectively, the “Released Parties”) from any and all actions, causes of action, claims, demands, damages, costs, loss of service, expenses, compensation and any damages of any kind whatsoever (including claims for attorneys’ fees and costs) which you have and may have arising up to and including the date of your execution of this release, whether presently known or unknown, including, but not limited to, those arising from or related to any federal or state statute or local ordinance, tort, contract or common law claim, or any other claims, whether or not asserted, relating to any facts or issues pertaining to any aspect of your employment relationship with Freddie Mac, any compensation plan, program or arrangement, the decision to terminate your employment, the termination of such employment relationship and the negotiation of and entering into this Agreement. This Release does not apply to Freddie Mac’s obligations under this Second Release or the Confidential Separation Agreement and General Release or any claims that Freddie Mac may not lawfully request that you release.
B. Benefits to be Provided to You in Exchange for Signing this Second Agreement
By signing below and thereby evidencing your acceptance of the restrictions and obligations imposed upon you by this Second Release, you acknowledge that (1) Freddie Mac has agreed to provide to you the payments and other consideration pursuant to the terms of the Confidential Separation Agreement and General Release (the "First Agreement") executed by you previously in 2022, (2) this Second Release provides no additional payments or consideration beyond any payments and consideration you are entitled to receive under the terms of that First Agreement, and (3) such payments and such consideration constitutes adequate consideration for your execution of and adherence to the terms of this Second Release.

C. Incorporation by Reference of Terms and Conditions Set Forth in the First Agreement
You and Freddie Mac acknowledge and agree that all of the terms and conditions set forth in the First Agreement are incorporated herein by reference as terms and conditions of this Second Release, as modified to the extent necessary to make the provisions of such First Agreement fully applicable to this Second Release.
D. Decision & Revocation Periods
1.Consideration Period. By signing below, you acknowledge that pursuant to the Older Workers Benefit Protection Act of 1990, you have had 21 calendar days from the date you first received a copy of this Agreement to decide whether to accept its terms. In order to receive the benefits described in the First Agreement, you must execute and deliver this Second Agreement to Freddie Mac on or within seven (7) days after your Separation Date of November 25, 2022 (or, if you shall resign before that date, then on or within seven days after the date of your resignation).
2.Revocation Period. You agree that pursuant to the Older Workers Benefit Protection Act of 1990, this Second Agreement will not become effective until seven (7) calendar days after you sign it. Therefore, you have seven (7) calendar days after you sign this Second Agreement to revoke your acceptance of its terms. You may revoke your acceptance by providing written notification of your intention to revoke to Freddie Mac's Senior Vice President - Human Resources. To be effective, Freddie Mac's Senior Vice President – Human Resources must actually receive the written notification by no later than the close of business on the seventh calendar day after you have signed the Second Agreement.
By signing below, you acknowledge, warrant, and agree that:
1.You have been advised to discuss all aspects of this Second Release with your private attorney and/or other individuals of your choice who are not associated with Freddie Mac to the extent that you desire (but subject to the confidentiality obligations set forth in the First Agreement);
2.You have read this Second Release carefully and fully understand the significance of all of its provisions;
3.You sign this Second Release voluntarily and accept all obligations contained in it in exchange for the consideration you will receive pursuant to the First Agreement, which you acknowledge is adequate and satisfactory, and which you further acknowledge Freddie Mac is not otherwise obligated to provide to you;

4.Neither Freddie Mac, nor its agents, representatives, directors, officers or employees have made any representations to you concerning the terms or effects of this
Second
Release, other than those explicitly contained in this Agreement; and
5.This Second Release shall not become effective until after the seven (7) day revocation period referenced in Paragraph D.2 above has elapsed.
I have executed this Second Release this 27th day of November, 2022.
_/s/ Donna Corley_______________________
Donna Corley
FOR FREDDIE MAC:
Signature & Title: _/s/ Ruben Sanchez – VP - HR Technology, Analytics & Solutions__
Date: _December 5, 2022_____________________